EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release August 23, 2012

Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

Kentucky First Federal Bancorp Announces Payment of Quarterly Dividend

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on September 28, 2012, to shareholders of record on September 10, 2012. Tony Whitaker, Chairman and CEO of the Company, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company’s capital position and financial condition.

On July 10, 2012, the Company had announced that First Federal MHC, the company that owns 61.2% of the outstanding stock of Kentucky First Federal would be soliciting the members of the company to approve the waiver of the receipt of dividends on the shares owned by First Federal MHC.  A special meeting of the members was held today at which 64.3% of the votes eligible to be cast were in favor of the proposal to waive the dividend.  Mr. Whitaker expressed great pleasure in noting that 99% of those members voting affirmed the proposed dividend waiver. First Federal MHC will now submit the results of this vote along with other information to the Federal Reserve for final approval of the dividend waiver.  While management believes that, with the positive member vote, all requirements of the Federal Reserve’s Regulation MM have been fulfilled, there can be no guarantee that they will approve the waiver.

The waiver will apply to all dividends declared by Kentucky First Federal Bancorp in the twelve months following the date of the Special Meeting.  The Board intends to resume the quarterly dividend schedule the Company has used since its inception with the next dividend record date being on or about October 31, 2012, with payment on or about November 19, 2012.  However, future dividends are not guaranteed and are declared at the discretion of the Board.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At June 30, 2012, the Company had approximately 7,735,703 shares outstanding of which approximately 61.2% was held by First Federal MHC.